SCHEDULE 14A INFORMATION
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[   ] Preliminary Proxy Statement
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[   ] Soliciting Material Under Rule 14a-12

ARTES MEDICAL, INC.
(Name of Registrant as Specified in Charter)

H. MICHAEL SHACK
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:

Stephen D. Axelrod, CFA (Investors)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
steve@wolfeaxelrod.com

DR. H. MICHAEL SHACK, PROXY ORGANIZER, GLADLY ACCEPTS ARTES MEDICAL BOARD’S
 INVITATION TO PRESENT HIS PLAN TO REVITALIZE ARTES MEDICAL, INC.

-Chides Board for Misrepresenting the Facts Once Again-

New York, NY – November 4, 2008 – Dr. H. Michael Shack (“Dr. Shack” or “Proxy Organizer”) announced today that Robert Binkele, a member of the Shack proxy group, was formally requested by Artes Medical, Inc.’s Chief Legal Officer, General Counsel, and Corporate Secretary to present a proposal to recapitalize Artes Medical, Inc. and discuss other strategic opportunities.

Dr. Shack noted, “We are excited to have the opportunity to present our plan to not only bring additional capital to Artes Medical but also to discuss a detailed plan of reorganization and other steps to allow Artes Medical, Inc. to fully attain its growth potential and provide shareholders maximum long term value ..”

“I am chagrinned, however, that once again that certain members of the board have distorted the facts.  In a press release issued after we received the board’s invitation, it was claimed that we requested a meeting with the board when in truth it was the board that requested that we send a copy of our proposal for financing to them and, in addition, present our proposal to the full board at its regularly scheduled board meeting at 10:00am EST on November 5, 2008 in New York.” Even more concerning is the continued characterization of our desire to return shareholder value to Artes Medical Inc., as abusive.  Clearly the desire of the proxy group is to establish the financial stability, marketing, branding and educational models that have been nonexistent under the current management, and which have directly and negatively impacted shareholder value.”

“Furthermore, the press release once again states that the “proxy group was defeated in U.S. Federal Court” whereas the truth is that the judge merely declined to rule at that time pending further hearings on the matter.”

“Nevertheless, we will put aside these acts of bad faith by the few seeking to derail this process because we strongly believe that the board members will accept their fiduciary responsibility to re-establish the lost value to the shareholders through a major infusion of capital and by establishing and following a comprehensive marketing, branding, and educational program to solidify Artes Medical, Inc. as the pre-eminent provider of aesthetic products for the dermatology and plastic surgery markets in the United States.  As an unbiased board, we are confident that they will respect their fiduciary duty and act in the best interests of the shareholders, through the reorganization and re-structuring proposed by our group.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on the Proxy Organizer’s current beliefs and assumptions and on information currently available to the Proxy Organizer.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  As a result of these risks, uncertainties and other factors, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release.  These forward-looking statements represent beliefs and assumptions only as of the date of this document, and the Proxy Organizer assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

IMPORTANT ADDITIONAL INFORMATION

On October 6, 2008, the Proxy Organizer filed a definitive proxy statement with the SEC in connection with the solicitation of proxies for the Artes Medical, Inc. 2008 Annual Stockholders’ Meeting (the “Proxy Statement”).  The Proxy Organizer has mailed the Proxy Statement to all stockholders.  The Proxy Statement contains important information about Artes Medical, Inc. and the Annual Meeting.  All stockholders are urged to read the Proxy Statement carefully.  Stockholders can obtain copies of the Proxy Statement and other documents filed by the Company and Proxy Organizer with the SEC in connection with the Annual Meeting for free at the SEC’s website at www.sec.gov.  The Proxy Organizer is deemed a participant in the solicitation of proxies from stockholders in connection with the Annual Meeting.  All proxy documents are also available in German language upon request from Mackenzie Partners at (212) 929-5500 or via e-mail at proxy@mackenziepartners.com.

Dr. Shack’s Proxy Statement is available in English and German language on the internet at www.artesproxy.com.

The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Organizer’s Proxy Statement.

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